Exhibit 3.43

State of Delaware Secretary of State Division of Corporations Delivered 02:00 PM 12/20/2007 FILED 01:58 PM 12/20/2007 SRV 071347883 - 4477819 FILE

CERTIFICATE OF INCORPORATION

OF

HEP BCA HOLDINGS CORP.

1. The name of this corporation is HEP BCA HOLDINGS CORP.

2. The registered office of this corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock that this corporation shall have authority to issue is 50,000 shares of Common Stock, $0.001 par value per share. Each share of Common Stock shall be entitled to one vote.

5. The name and mailing address of the incorporator is: Richard H. Stowe, c/o Health Enterprise Partners, L.P., 360 Madison Avenue, 5th Floor, New York, NY 10017.

6. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

7. The election of directors need not be by written ballot unless the by-laws shall so require.

8. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

9. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

10. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

11. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

12. If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

THE UNDERSIGNED, the sole incorporator named above, hereby certifies that the facts stated above are true as of this 20th day of December, 2007.

/s/ RICHARD H. STOWE
Richard H. Stowe, Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:58 PM 01/13/2009
FILED 05:52 PM 01/13/2009
SRV 090033334 - 4477819 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HEP BCA HOLDINGS CORP.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

HEP BCA HOLDINGS CORP. (hereinafter the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

By written consent of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation, and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED: That Section 4 of the Certificate of Incorporation of the Corporation be amended in its entirety as follows:

“4. The total number of shares of stock that this corporation shall have the authority to issue is 100,000 shares of Common Stock, $0.001 par value per share. Each share of Common Stock shall be entitled to one vote.”

IN WITNESS WHEREOF, HEP BCA HOLDINGS CORP. has caused this Certificate to be signed by its President this 29th day of October, 2008.

HEP BCA HOLDINGS CORP.

By:	/s/ Richard H. Stowe
Richard H. Stowe
President